Exhibit 23.1

ALBERT WONG & CO.
CERTIFIED PUBLIC ACCOUNTANTS
7th Floor, Nan Dao Commercial Building
359-361 Queen’s Road Central
Hong Kong
Tel : 2851 7954
Fax: 2545 4086

ALBERT WONG
B.Soc., Sc., ACA., LL.B.,
C.P.A.(Practising)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
China Equity Platform Holding Group Limited

We hereby consent to the incorporation by reference into this Amendment No. 1 to Form F-1 of China Equity Platform Holding Group Limited to be filed with the Securities and Exchange Commission on or about July 16, 2010, filed pursuant to the Securities Act of 1933, as amended, of our report dated June 27, 2010, with respect to the financial statements of China Equity Platform Holding Group Limited, for the fiscal years ending March 31, 2009 and 2010.

/s/ Albert Wong & Co.
Albert Wong & Co.
Hong Kong
Dated: July 16, 2010